UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 2)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Northann Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Explanatory Note

This Amendment No. 2 (the “Amendment No. 2”) amends the Definitive Proxy Statement (the “Proxy Statement”) filed by Northann Corp. (the “Company,” “we” or “us”) with the Securities and Exchange Commission (the “SEC”) on December 17, 2024, relating to the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”).

The purpose of this Amendment No. 2 is to notify stockholders of corrected quorum requirement.

Except as amended by the information contained herein and in the Amendment No. 1, all information set forth in the Proxy Statement remains the same and should be considered in casting your vote in person or by proxy at the Annual Meeting. Capitalized terms used but not otherwise defined in this Amendment No. 2 have the meanings ascribed to them in the Proxy Statement. To the extent the information herein differs from or updates information contained in the Proxy Statement, the information herein is more current. This Amendment No. 2 should be read in conjunction with the Proxy Statement. Stockholders who have already authorized their proxies to vote do not need to take any action, unless they wish to change or revoke their prior proxy or voting instructions. Their votes will be counted at the postponed Annual Meeting.

AMENDMENT TO ORIGINAL FILING

The question and answer under “What is a quorum?” are hereby amended and restated in its entirety to read as follows:

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of the holders of one-third (1/3rd) of the shares issued and outstanding and entitled to vote will constitute a quorum for the transaction of business. Accordingly, the holders of 17,154,800 outstanding shares must be present in person or by proxy at the Annual Meeting to constitute a quorum.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.